As filed with the Securities and Exchange Commission on August 2, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Texas United Bancshares, Inc.

(Exact name of Registrant as Specified in Its Charter)

Texas	75-2768656
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

109 North Main Street

La Grange, Texas 78945

(979) 968-8451

(Address, including Zip Code, and Telephone Number, Including

Area Code, of Registrant’s Principal Executive Offices)

L. Don Stricklin

Texas United Bancshares, Inc.

109 North Main Street

La Grange, Texas 78945

(979) 968-8451

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent For Service)

Copy to:

Charlotte M. Rasche

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002

Phone: (713) 223-2300

Fax: (713) 221-1212

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If the delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $1.00 par value	248,317	$32.46	$8,060,370	$862.46
(1)	Plus such indeterminable number of additional shares of common stock as may be issued from time to time as a result of stock dividends and stock splits.
(2)	The shares are to be offered at prices that are not presently determinable. Pursuant to Rule 457(c) under the Securities Act, the proposed maximum aggregate offering price is estimated solely for the purpose of calculating the registration fee based upon the average of the high and low sale prices of the common stock as reported on the Nasdaq National Market on July 31, 2006.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

SUBJECT TO COMPLETION, DATED AUGUST 2, 2006

PRELIMINARY PROSPECTUS

248,317 SHARES

COMMON STOCK

This prospectus is part of a registration statement that has been filed with the Securities and Exchange Commission and that covers 248,317 shares of our common stock. The selling shareholders named or referred to in this prospectus obtained their shares of our common stock in connection with the merger of The Express Bank of Texas with and into State Bank, a wholly-owned subsidiary of Texas United Bancshares, Inc. on February 14, 2006.

We will not receive any of the proceeds from the sale of these shares of common stock, but will incur expenses in connection with the registration of these shares of common stock.

The selling shareholders may from time to time offer and sell the shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale. These sales may be made on the Nasdaq National Market or any national security exchanges on which our common stock is then traded, in the over-the-counter market or, in negotiated transactions. See “Plan of Distribution” on page     . To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement which will accompany this prospectus. A prospectus supplement also may add, update or change information contained in this prospectus.

Our common stock is listed on the Nasdaq National Market under the symbol “TXUI.” The last reported sale price on July 31, 2006 was $32.50 per share.

Investing in our common stock involves certain risks. See “ Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The securities of Texas United that are being offered through this document are not savings or deposit accounts or other obligations of its bank subsidiaries, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

The date of this prospectus is                     , 2006.

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell the common stock. You should not assume that the information in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

As used in this prospectus, the terms “Texas United,” “we,” “us” and “our” refer to Texas United Bancshares, Inc. and its consolidated subsidiaries, unless the context otherwise requires.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

Certain of the statements and disclosures in this prospectus, in any prospectus supplement and in other documents incorporated by reference into this prospectus, may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include information about possible or assumed future results of Texas United’s operations or performance. The use of any of the words “believe,” “expect,” “anticipate,” “estimate,” “continue,” “intend,” “may,” “will,” “should,” or similar expressions, identifies these forward-looking statements. Texas United cautions you that a number of important events could cause actual results to differ materially from those currently anticipated in any forward-looking statement. These possible events or factors include, without limitation:

•	deposit attrition, operating costs, customer loss and business disruption are greater than we expect;

•	competitive factors including product and pricing pressures among financial services organizations may increase;

•	any future acquisitions are more difficult to integrate than expected;

•	changes in the interest rate environment reduce our interest margins;

•	changes in market rates and prices may adversely impact securities, loans, deposits, mortgage servicing rights, and other financial instruments;

•	general business and economic conditions in the markets Texas United serves change or are less favorable than it expects;

•	legislative or regulatory changes adversely affect Texas United’s business;

•	personal or commercial bankruptcies increase;

•	changes in accounting principles, policies or guidelines;

•	changes occur in the securities markets; and

•	technology-related changes are harder to make or more expensive than Texas United anticipates.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen the assumptions or bases in good faith and that they are reasonable. However, we caution you that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. These forward-looking statements are made as of the date of this prospectus, the applicable prospectus supplement or the applicable document incorporated by reference into this prospectus, as the case may be, and we do not intend, and assume no obligation, to update these statements or to update the reason why actual results could differ from those projected in the forward-looking statements. All forward-looking statements contained in this prospectus, any prospectus supplement or other documents incorporated by reference into this prospectus are expressly qualified by these cautionary statements.

ABOUT TEXAS UNITED

Texas United is a financial holding company headquartered in La Grange, Texas. Texas United conducts business through its four subsidiary banks, State Bank, Gateway National Bank, GNB Financial, n.a. and Northwest Bank, each of which offer a complete range of banking services. State Bank is headquartered in La Grange, Texas with 25 full-service banking centers located in central and south central Texas. Gateway National Bank is headquartered in Dallas, Texas with six full-service banking centers located in the Dallas area. GNB Financial is headquartered in Gainesville, Texas with seven full-service banking centers located in Cooke, Denton and Ellis counties, north and south of the Dallas-Fort Worth metroplex. Northwest Bank is located in Roanoke, Texas with five full-service banking centers located in and around the Dallas-Fort Worth metroplex. In addition, State Bank operates three mortgage loan production offices and five limited service branches located in and around the Houston, San Antonio and Austin, Texas metropolitan areas.

Texas United was formed in 1995 as a bank holding company for State Bank, which was chartered in 1906. Texas United adopted its current name in June 1998 after the merger of South Central Texas Bancshares, Inc. into the company, which was then named Premier Bancshares, Inc. After the South Central Texas merger, Texas United consolidated its three separate bank subsidiaries into its subsidiary, State Bank. Texas United has grown through a combination of internal growth, the acquisition of community banks and the opening of new banking centers. As of June 30, 2006, on a consolidated basis, Texas United had total assets of $1.818 billion, total loans, including loans held for sale, of $1.255 billion, total deposits of $1.323 billion and shareholders’ equity of $169.3 million.

Texas United’s principal executive offices are located at 109 North Main Street, La Grange, Texas 78945, and its phone number at this address is (979) 968-8451.

RISK FACTORS

An investment in our common stock involves a number of risks. We describe below the material risks and uncertainties that affect our business. Before making an investment decision, you should carefully consider all of these risks and all other information contained in this prospectus. If any of the risks described in this prospectus occur, our financial condition, liquidity, and results of operations could be materially and adversely affected. If this were to happen, the value of our common stock could decline significantly, and you could lose all or a part of your investment.

Risks Associated with Texas United’s Pending Merger with Prosperity Bancshares, Inc.

Failure to complete the pending merger with Prosperity Bancshares, Inc. could materially and adversely affect our stock price and our results of operations.

On July 18, 2006, we entered into a definitive merger agreement with Prosperity Bancshares, Inc. whereby we would merge with and into Prosperity. Completion of the merger is subject to certain conditions, including approval by our shareholders and the shareholders of Prosperity, regulatory approvals, and various other closing conditions. We cannot assure you that these conditions will be met or waived, that the necessary approvals will be obtained or that we will be able to successfully consummate the merger as currently contemplated under the merger agreement or at all. If the merger is not completed:

•	the market price of our common stock may decline to the extent that the current market price includes a market assumption that the merger will be completed;

•	we will remain liable for significant transaction costs, including legal, accounting, financial advisory and other costs related to the merger, and may not receive any termination fee from Prosperity;

•	the inability to retain employees in the interim period may be significant and we may find it difficult to continue as a stand-alone entity; and

•	we may experience a negative reaction to the termination of the merger from our customers, employees or affiliates which may adversely impact our future results of operations as a stand-alone entity.

The occurrence of any of these events individually or in combination could have a material adverse effect on our financial condition, results of operations and our stock price. In addition, if the merger agreement is terminated and our board of directors seeks another merger or business combination, we may not be able to find a party willing to pay a price equal to or more attractive than the price Prosperity has agreed to pay.

Fluctuations in market prices of Prosperity common stock will affect the value that our shareholders receive for their shares of our common stock.

Upon completion of the merger, shares of our common stock (other than any dissenting shares) will be converted into shares of Prosperity common stock. While the merger consideration has been generally structured to provide that our shareholders will receive, for each of their shares of common stock, one (1) share of Prosperity common stock, in the event the average closing price of Prosperity common stock during the 20 consecutive trading days ending on and including the tenth trading day prior to the closing date of the merger falls below $28.50, we may give notice to terminate the merger agreement, subject to Prosperity’s right, in its sole discretion, to increase the exchange ratio with respect to the number of shares of Prosperity common stock that our shareholders will receive, to a number of shares that will result in a per share consideration valued at $28.50 based on the average closing price of Prosperity common stock. In the event the average closing price of Prosperity common stock for the same time period rises above $34.84, the exchange ratio shall automatically be decreased to a number of shares of Prosperity common stock that will result in a per share consideration valued at $34.84 based on the average closing price of Prosperity common stock.

In the event Prosperity elects to increase the exchange ratio or the exchange ratio is automatically decreased, our shareholders will receive a number of shares of Prosperity common stock greater or less than one, as the case may be, for each share of Texas United common stock they hold. Because the price of Prosperity common stock will fluctuate prior to the merger, Prosperity cannot assure our shareholders of the market value or number of the shares of Prosperity common stock or of the amount of cash that they will receive in the merger.

The price of Prosperity common stock may vary from its price on the date of the joint proxy statement/prospectus that will be sent to our shareholders, the date of our special meeting of shareholders and the date for determining the average closing price discussed above. Stock price fluctuations may result from a variety of factors, some of which are beyond the control of Prosperity, including, among other things, changes in Prosperity’s businesses, operations and prospects, regulatory considerations and general market and economic conditions. Because the date the merger is to be completed will be later than the date of the special meeting, the price of the Prosperity common stock on the date of the special meeting may not be indicative of its price on the date the merger is to be completed.

If the price of Prosperity common stock falls and the decrease exceeds a certain pre-agreed level, and if Prosperity does not elect to alter the exchange ratio to provide more shares, we have the right to terminate the merger agreement and the merger will not occur.

The number of shares of Prosperity common stock that our shareholders will receive in the merger may increase from the date of merger agreement until completion of the merger. More specifically, if the average closing price for Prosperity common stock during the 20 consecutive trading days ending on and including the tenth trading day prior to the closing date of the merger is less than $28.50 per share, the exchange ratio may be increased at the option of Prosperity. If Prosperity elects not to increase the exchange ratio, we may terminate the merger agreement.

As a result, even if the merger is approved by our shareholders, the merger may ultimately not be completed. Although the Prosperity board of directors has the ability to increase the exchange ratio and our board of directors has the power to terminate the merger agreement and abandon the merger if the second condition listed above occurs, there is no obligation of either board to exercise such power.

Prosperity may have difficulty combining our operations with its own operations or realizing the anticipated benefits of the merger.

Because the markets and industries in which we and Prosperity operate are highly competitive, and due to the inherent uncertainties associated with the integration of acquired companies, Prosperity may not be able to integrate our operations without encountering difficulties, including, without limitation, the loss of key employees and customers, the disruption of their respective ongoing businesses and possible inconsistencies in standards, controls and procedures. We expect the merger to result in certain benefits for the combined company, such as cost savings and other financial and operational benefits. We cannot assure you, however, when, if ever, or to the extent to which the combined company will be able to realize these benefits. Difficulties associated with integrating the two companies could have a material adverse effect on the combined company and the market price of the Prosperity common stock.

Risks Associated With Texas United’s Business

If we are not able to continue our historical levels of growth, we may not be able to maintain our historical earnings trends.

We have expanded our business through internal growth programs, acquisitions and opening de novo branches. We may not be able to sustain our historical rate of growth or may not even be able to grow at all. In addition, we may not be able to obtain the financing necessary to fund additional growth and may not be able to identify and integrate suitable and profitable acquisition targets. Various factors, such as economic conditions and competition, may impede or prohibit the opening of new banking centers. Further, we may be unable to attract and retain experienced bankers, which could adversely affect our internal growth. If we are not able to continue its historical levels of growth, we may not be able to maintain our historical earnings trends.

If we are unable to manage our growth effectively, our operations could be negatively affected.

Companies like us that experience rapid growth face various risks and difficulties, including:

•	finding suitable markets for expansion;

•	finding suitable candidates for acquisition;

•	attracting funding to support additional growth;

•	maintaining asset quality;

•	attracting and retaining qualified management; and

•	maintaining adequate regulatory capital.

In addition, in order to manage our growth and maintain adequate information and reporting systems within our organization, we must identify, hire and retain additional qualified employees, particularly in the accounting and operational areas of our business.

If we do not manage our growth effectively, our business, financial condition, results of operations and future prospects could be negatively affected, and we may not be able to continue to implement our business strategy and successfully conduct our operations.

If we are unable to successfully integrate our acquired businesses, our business and earnings may be negatively affected.

Acquisitions of financial institutions involve operational risks and uncertainties and acquired companies may have unforeseen liabilities, exposure to asset quality problems, key employee and customer retention problems and other problems that could negatively affect our organization. We may not be able to successfully integrate the operations, management, products and services of the entities that we have acquired and eliminate redundancies. The integration process may also require significant time and attention from our management that they would otherwise direct at servicing existing business and developing new business. Our failure to successfully integrate the entities we acquired into our existing operations may increase our operating costs significantly and adversely affect our business and earnings.

Our business is subject to interest rate risk and fluctuations in interest rates may adversely affect our earnings and capital levels.

The majority of our assets are monetary in nature and, as a result, we are subject to significant risk from changes in interest rates. Changes in interest rates can impact our net interest income as well as the valuation of our assets and liabilities. Our earnings are significantly dependent on our net interest income, which is the difference between interest income on interest-earning assets, such as loans and securities, and interest expense on interest-bearing liabilities, such as deposits and borrowings. We expect that we will periodically experience “gaps” in the interest rate sensitivities of our assets and liabilities, meaning that either our interest-bearing liabilities will be more sensitive to changes in market interest rates than our interest-earning assets, or vice versa. In either event, if market interest rates should move contrary to our position, this “gap” may work against us, and our earnings may be negatively affected.

An increase in the general level of interest rates may also, among other things, reduce the demand for loans and our ability to originate loans. Conversely, a decrease in the general level of interest rates, among other things, may lead to an increase in prepayments on our loan and mortgage-backed securities portfolios and increased competition for deposits. Accordingly, changes in the general level of market interest rates affect our net yield on interest-earning assets, loan origination volume, loan and mortgage-backed securities portfolios and its overall results.

Although our asset-liability management strategy is designed to control our risk from changes in the general level of market interest rates, market interest rates are affected by many factors outside of our control, including inflation, recession, changes in unemployment, money supply and international disorder and instability in domestic and foreign financial markets. In view of the continued low interest rates on savings, loans and investments that currently prevail, it is quite possible that significant changes in interest rates may take place in the future, and we cannot always accurately predict the nature or magnitude of such changes or how such changes may affect its business.

Our profitability depends significantly on local economic conditions.

Our success depends primarily on the general economic conditions of the geographic markets in which we operate. Unlike larger banks that are more geographically diversified, we provide banking and financial services to customers primarily in the central and south central areas of Texas and in counties in and surrounding the Dallas/Fort Worth, Texas metroplex. The local economic conditions in these areas have a significant impact on our commercial, real estate and construction loans, the ability of our borrowers to repay their loans and the value of the collateral securing these loans. A significant decline in general economic conditions, caused by inflation, recession, acts of terrorism, outbreak of hostilities or other international or domestic calamities, unemployment or other factors could impact these local economic conditions and negatively affect our financial results.

A large percentage of our loans are secured by real estate, and an adverse change in the real estate market may result in losses and adversely affect our profitability.

Approximately 72.1% of our loan portfolio as of June 30, 2006 was comprised of loans secured by real estate. An adverse change in the economy affecting values of real estate generally or in our market areas specifically could impair the value of our collateral and our ability to sell the collateral upon foreclosure. In the event of a default with respect to any of these loans, the amounts we receive upon sale of the collateral may be insufficient to recover outstanding principal and interest on the loan. As a result, our profitability and financial condition could be negatively impacted by an adverse change in the real estate market.

We could be subject to environmental risks and associated costs on its foreclosed real estate assets.

A significant portion of our loan portfolio is secured by real property. There is a risk that hazardous or toxic waste could be found on the properties that secure our loans. If we acquire such properties as a result of foreclosure, we could be held responsible for the cost of cleaning up or removing this waste, and this cost could exceed the value of the underlying properties and adversely affect our profitability. Although we have policies and procedures that require us to perform an environmental review before initiating any foreclosure action on real property, these reviews may not be sufficient to detect all potential environmental hazards.

Our allowance for loan losses may not be sufficient to cover actual loan losses, which could adversely affect our earnings.

As a lender, we are exposed to the risk that our loan customers may not repay their loans according to the terms of these loans and the collateral securing the payment of these loans may be insufficient to fully compensate us for the outstanding balance of the loan plus the costs to dispose of the collateral. We may experience significant loan losses which could have a material adverse effect on our operating results and financial condition. Management makes various assumptions and judgments about the collectibility of our loan portfolio, including the diversification by industry of our commercial loan portfolio, the effect of changes in the local real estate market on collateral values, the results of recent regulatory examinations, the effects on the loan portfolio of current economic indicators and their probable impact on borrowers, the amount of charge-offs for the period, the amount of nonperforming loans and related collateral security, and the evaluation of its loan portfolio by the external loan review.

We maintain an allowance for loan losses in an attempt to cover loan losses inherent in our loan portfolio. Additional loan losses will likely occur in the future and may occur at a rate greater than we have experienced to date. In determining the size of the allowance, we rely on an analysis of our loan portfolio, our experience and our evaluation of general economic conditions. If our assumptions prove to be incorrect, our current allowance may not be sufficient and adjustments may be necessary to allow for different economic conditions or adverse developments in our loan portfolio. Material additions to the allowance would materially decrease net income.

In addition, federal and state regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs, based on judgments different than those of our management. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory agencies could have a material negative effect on our operating results and financial condition.

Our small to medium-sized business target market may have fewer financial resources to weather a downturn in the economy.

We target our business development and marketing strategy primarily to serve the banking and financial services needs of small to medium-sized businesses. These small to medium-sized businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities. If general economic conditions negatively impact the central and south central Texas area or the other markets in which we operate, our results of operations and financial condition may be negatively affected.

An interruption in or breach in security of our information systems may result in a loss of customer business.

We rely heavily on communications and information systems to conduct our business. Any failure or interruption or breach in security of these systems could result in failures or disruptions in our customer relationship management, general ledger, deposits, servicing or loan origination systems. We cannot assure you that such failures or interruptions will not occur or, if they do occur, that they will be adequately addressed by us. The occurrence of any failures or interruptions could result in a loss of customer business and have a negative effect on our results of operations and financial condition.

Risks Associated With Texas United’s Industry

We face strong competition from other financial institutions and financial service companies, which could adversely affect our operations and financial condition.

We face vigorous competition from banks and other financial institutions, including savings and loan associations, savings banks, finance companies and credit unions. A number of these banks and other financial institutions have substantially greater resources and lending limits, larger branch systems and a wider array of banking services than we do. We also compete with other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies, insurance companies and governmental organizations, each of which may offer more favorable financing than we are able to provide. Some of our nonbank competitors are not subject to the same extensive regulations that govern us. This competition may reduce or limit our margins on banking services, reduce our market share and adversely affect our results of operations and financial condition.

We operate in a highly regulated environment and, as a result, are subject to extensive regulation and supervision that could adversely affect our financial performance, and we may be adversely affected by changes in federal and local laws and regulations.

We are subject to extensive regulation, supervision and examination by federal and state banking authorities. Any change in applicable regulations or federal or state legislation could have a substantial impact on us, our subsidiary banks, and our operations. Additional legislation and regulations may be enacted or adopted in the future that could significantly affect our powers, authority and operations, or the powers, authority and operations of State Bank, GNB Financial, Gateway National Bank and Northwest Bank, which could have a material adverse effect on our financial condition and results of operations. Further, regulators have significant discretion and power to prevent or remedy unsafe or unsound practices or violations of laws by banks and bank holding companies in the performance of their supervisory and enforcement duties. The exercise of this regulatory discretion and power may have a negative impact on us.

Risks Associated With Texas United Common Stock

Our corporate organizational documents and the provisions of Texas law to which we are subject may delay or prevent a change in control of us that you may favor.

Our articles of incorporation and bylaws contain various provisions which may delay, discourage or prevent an attempted acquisition or change of control of us. These provisions include:

•	a board of directors classified into three classes of directors with the directors, of each class having staggered, three year terms;

•	a provision requiring the approval of the holders of at least 70% of Texas United common stock in the event of a merger or consolidation in which we are not the surviving entity in the transaction or the sale or exchange of all or substantially all of our assets;

•	a provision that any special meeting of our shareholders may be called only by a majority of the board of directors, the president or the holders of at least 50% of our shares entitled to vote at the meeting;

•	a provision establishing certain advance notice procedures for nomination of candidates for election as directors and for shareholder proposals to be considered at an annual or special meeting of shareholders; and

•	a provision that denies shareholders the right to amend our bylaws.

Our articles of incorporation provide for noncumulative voting for directors and authorize the board of directors to issue shares of its preferred stock without shareholder approval and upon such terms as the board of directors may determine. The issuance of Texas United preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a controlling interest in us. In addition, certain provisions of Texas law, including a provision which restricts certain business combinations between a Texas corporation and certain affiliated shareholders, may delay, discourage or prevent an attempted acquisition or change in control of us.

The trading volume in Texas United common stock has been low.

Although Texas United common stock is listed for trading on the National Market System of the Nasdaq Stock Market, the trading volume in Texas United common stock has been limited. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the market place of willing buyers and sellers of Texas United common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Given the limited trading volume of Texas United common stock, significant sales of our common stock by new or existing shareholders, or the expectation of these sales, could cause our stock price to fall.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of common stock by the selling shareholders. The selling shareholders will receive all of the proceeds from the sale of any shares of common stock offered hereby. The shares offered hereby have registration rights pursuant to a registration rights agreement entered into in connection with the merger of The Express Bank of Texas with and into State Bank, a wholly-owned subsidiary of Texas United, on February 14, 2006. Pursuant to that agreement, we are obligated to register the shares of our common stock and to bear the costs of the registration, other than underwriting fees, discounts and selling commissions, if any, which would be paid by the selling shareholders. We estimate that the registration expenses that we will bear will be approximately $33,862.46.

SELLING SHAREHOLDERS

The following table sets forth the number of shares of common stock beneficially owned by each selling shareholder as of July 24, 2006, the number of shares of common stock covered by this prospectus and the percentage of total shares of common stock that the selling shareholder will beneficially own upon completion of this offering. This table assumes that all of the selling shareholders will offer for sale all of the shares of common stock covered by this prospectus, however, we cannot be certain that they will do so. To our knowledge, unless otherwise noted below, none of the selling shareholders has, within the past three years, held any position or office or had any material relationship with us other than solely in their capacity as shareholders.

The selling shareholders listed in the table do not necessarily intend to sell any of their shares. Selling shareholders may decide to sell only a portion of the common stock offered by them pursuant to this prospectus or may decide not to sell any common stock offered by them pursuant to this prospectus. We filed the registration statement, which includes this prospectus, because of registration rights granted to the selling shareholders in connection with the merger of The Express Bank of Texas with and into State Bank, not because any of the selling shareholders had expressed an intent to immediately sell their shares. The issuance of our common stock to the selling shareholders was not registered under the Securities Act, in reliance upon the exemption contained in Section 4(2) of the Securities Act. The registration rights agreement requires us to maintain the effectiveness of the registration statement that includes this prospectus until the earlier of the date on which all shares of common stock covered by this prospectus have been sold or disposed of or the date that is two years after the closing date.

Information about the selling shareholders may change from time to time. Any changed information will be set forth in prospectus supplements or post-effective amendments, if required by applicable law.

For information on the procedure for sales by selling shareholders, see “Plan of Distribution” on page 11.

	Shares Beneficially Owned Prior to Offering		Number of Shares Being Offered	Shares Beneficially Owned After Offering
Selling Shareholder(1)	Number	Percent		Number(2)	Percent
Shelli and Temple Aday	2,257	*	2,257	—	—
Wendy L. Ryan-Cole	13,545	*	13,545	—	—
B.L. Corley, Jr.	22,575	*	22,575	—	—
Dave and Brenda Fendrick	2,257	*	2,257	—	—
Jerry J. Gottsch	2,257	*	2,257	—	—
Scott Helbing	2,257	*	2,257	—	—
Con Maloney	2,257	*	2,257	—	—
Edward C. and Rhonda N. Maloney	2,257	*	2,257	—	—

	Shares Beneficially Owned Prior to Offering		Number of Shares Being Offered	Shares Beneficially Owned After Offering
Selling Shareholder(1)	Number	Percent		Number(2)	Percent
Jay Miller	2,257	*	2,257	—	—
Laura Naiser	2,257	*	2,257	—	—
Roy Duane and Yvonne G. Pittman	2,257	*	2,257	—	—
Tim and Vicky W. Robins	2,257	*	2,257	—	—
Lynn Nolan Ryan, Jr.	99,330	*	99,330	—	—
Nolan Reese Ryan	14,673	*	14,673	—	—
Reid Ryan(3)	14,673	*	14,673	—	—
Don A. Sanders	45,150	*	45,150	—	—
Wendell E. and Debbie Dreyfus-Schronk	2,257	*	2,257	—	—
Jared Shope	9,030	*	9,030	—	—
James P. Wells	2,257	*	2,257	—	—
Lynette Winkler	2,257	*	2,257	—	—

* Represents beneficial ownership of less than one percent

(1) The names of the selling shareholders and the numbers of securities held by the selling shareholders may be amended subsequent to the date of this prospectus pursuant to Rule 424(b)(3) of the Securities Act.

(2) The amounts listed in this column assume that the selling shareholders will sell all of the shares of common stock listed above.

(3) Reid Ryan has served as an advisory director to the Board of Directors of Texas United since consummation of the merger on February 14, 2006.

PLAN OF DISTRIBUTION

We are registering for sale by the selling shareholders from time to time 248,317 shares of our common stock pursuant to the terms of the registration rights agreement we entered into with the selling shareholders on February 14, 2006 in connection with the merger of The Express Bank of Texas with and into State Bank.

The selling shareholders under the registration rights agreement may offer and sell, from time to time, some or all of the shares of common stock covered by this prospectus. We have registered the shares of common stock covered by this prospectus for offer and sale by the selling shareholders so that those shares may be freely sold to the public by them. Registration of the shares of common stock covered by this prospectus does not mean, however, that those shares necessarily will be offered or sold.

The term “selling shareholder” includes donees, pledges, assignees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling shareholder as a gift, pledge, assignment, partnership distribution or other transfer. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may sell the shares of common stock covered by this prospectus from time to time, in one or more transactions, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change, at varying prices determined at the time of sale or at negotiated prices, by a variety of methods including the following:

•	on the Nasdaq National Market or on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;

•	in the over-the counter market;

•	in privately negotiated transactions;

•	through broker-dealers, who may act as agents or principals;

•	through sales “at the market” to or through a market-maker;

•	in a block trade in which a broker-dealer will attempt to sell a block of shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	directly to one or more purchasers;

•	through agents;

•	in option transactions;

•	over the internet; or

•	in any combination of the above.

In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

•	purchases of the shares of common stock by a broker-dealer as principal and resales of the shares of common stock by the broker-dealer for this account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which broker-dealer solicits purchasers.

In addition, the selling shareholders may sell any shares covered by this prospectus in private transactions or under Rule 144 under the Securities Act rather than pursuant to this prospectus.

In connection with the sale of shares covered by this prospectus, broker-dealers may receive commissions or other compensation from the selling shareholder in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the shares for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated.

In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or from purchasers of the shares for whom they act as agents. Underwriters may sell the shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

The selling shareholders and any underwriters, broker-dealers or agents that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

In connection with the distribution of the shares covered by this prospectus or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may also sell shares of our common stock short and deliver the shares offered by this prospectus to close out its short positions. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. The selling shareholders also may from time to time pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon default by a selling shareholder, the broker may offer and sell such pledged common shares from time to time pursuant to this prospectus, as supplemented or amended to reflect such transaction.

At any time a particular offer of the shares of common stock covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the shares of common stock covered by this prospectus.

In order to comply with the securities laws of certain states, if applicable, the shares sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales of shares in the market and to the activities of the selling shareholders and their respective affiliates. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling shareholders.

We have agreed to pay all expenses incident to the offering and sale of the shares covered by this prospectus, other than underwriting fees, discounts and selling commissions, and have agreed to indemnify and hold harmless each selling shareholder and its controlling persons, if any, against certain losses, claims, damages, actions, expenses and other liabilities arising under the securities laws in connection with this offering. Each selling shareholder has agreed, severally, to indemnify and hold harmless us, our directors, officers, employees, agents and controlling persons against certain losses, claims, damages, actions, expenses and other liabilities, arising under the securities laws in connection with this offering with respect to written information furnished to us by such selling shareholder for inclusion in the registration statement of which this prospectus is a part (and up to the amount of the net proceeds received by such selling shareholder from sales of the shares giving rise to such obligations).

LEGAL MATTERS

The validity of the shares of common stock offered under this prospectus has been passed upon for us by Bracewell & Giuliani LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Texas United as of December 31, 2005 and 2004 and for each of the two years in the period ended December 31, 2005 incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by BKD, LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

The consolidated financial statements of Texas United for the year ended December 31, 2003 incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Grant Thornton LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such form given upon their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Texas United files reports, proxy statements and other information with the Securities and Exchange Commission under the Exchange Act. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information about issuers, like Texas United, who file electronically with the SEC. The address of that site is http://www.sec.gov.

This prospectus is part of a registration statement that Texas United filed with the SEC. The registration statement contains more information than this prospectus regarding Texas United and its common stock, including certain exhibits. You can obtain a copy of the registration statement from the SEC at the address provided above or on the SEC’s web site.

The SEC allows us to “incorporate by reference,” which means that Texas United can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that Texas United incorporates by reference is considered to be part of this prospectus, and later information that Texas United files with the SEC will automatically update and supersede the information Texas United included in this prospectus. This prospectus incorporates by reference the documents listed below that have previously been filed with the SEC which contain important information about us:

•	Annual Report on Form 10-K for the year ended December 31, 2005;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

•	Current Report on Form 8-K filed on February 3, 2006;

•	Current Report on Form 8-K filed on February 17, 2006;

•	Current Report on Form 8-K filed on February 24, 2006;

•	Current Report on Form 8-K filed on April 6, 2006;

•	Current Report on Form 8-K filed on July 19, 2006;

•	Current Report on Form 8-K filed on July 24, 2006; and

•	The description of the common stock, par value $1.00 per share, contained in Texas United’s Registration Statement on Form 8-A, dated July 18, 2002, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than current reports furnished on Form 8-K under Items 2.02 and 7.01) after the date of this prospectus. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modified or superseded such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Upon your written or oral request, we will provide you without charge a copy of any or all of the documents incorporated by reference herein, other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this prospectus incorporates. Your written or oral request for copies of this prospectus and documents we have incorporated by reference should be directed to:

Texas United Bancshares, Inc.

109 North Main Street

La Grange, Texas 78945

Attention: Jeffrey A. Wilkinson

Telephone: (979) 968-7230

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses to be incurred by Texas United in connection with the issuance and distribution of the common stock being registered. All amounts except the SEC registration fee are estimated.

SEC registration fee	$862.46
Printing expenses	5,000.00
Legal fees and expenses	15,000.00
Accounting fees and expenses	8,000.00
Miscellaneous	5,000.00

Total	$33,862.46

ITEM 15. Indemnification of Directors and Officers.

Texas United’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws require Texas United to indemnify and hold harmless any person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because such person was or is a director or officer of Texas United, if it is determined that such person (i) conducted himself in good faith; (ii) reasonably believed (a) in the case of conduct in his official capacity as a director or officer of Texas United, that his conduct was in Texas United’s best interest, or (b) in other cases, that his conduct was at least not opposed to Texas United’s best interests; and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, provided, however, that in the event that the director or officer is found liable to Texas United or is found liable on the basis that personal benefit was improperly received by such director or officer, whether or not the benefit resulted from an action taken in his official capacity as a director or officer of Texas United, the indemnification (i) is limited to reasonable expenses actually incurred by such person in connection with the proceeding and (ii) shall not be made in respect of any proceeding in which such person shall have been found liable for willful or intentional misconduct in the performance of his duty to Texas United.

Texas United’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws require Texas United to indemnify a director or officer against reasonable expenses incurred in connection with a proceeding in which he is named a defendant or respondent because he is or was a director or officer, if he has been wholly successful on the merits or otherwise in the defense of the proceeding. The indemnification by Texas United shall be to the fullest extent authorized or permitted by applicable law, as such law exists or is amended, but only to the extent that such amendment permits Texas United to provide broader indemnification rights than permitted prior to the amendment.

Texas United’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws provide that Texas United is not obligated to reimburse the amount of any settlement unless it has agreed in writing to such settlement. Further, the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws provide that where any person unreasonably fails to enter into a settlement of a proceeding, the indemnification obligation of Texas United in connection with such proceeding is limited to the total amount at which a settlement could have been made and the expenses incurred by such person prior to the time the settlement could have been effected.

Texas United’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws require the expenses of a director or officer incurred as a party to a proceeding to be paid by Texas United as they are incurred and in advance of the final disposition of the proceeding, if the director or officer furnishes Texas United with (i) a written statement of his good faith belief that he has met the standard of conduct necessary for indemnification under applicable laws and regulations and (ii) an unlimited, general written undertaking by or on behalf of such officer or director to repay all amounts advanced by Texas United if it is ultimately determined that such person has not met such standards or that indemnification of such person in connection with such proceeding is prohibited by Texas United’s Amended and Restated Articles of Incorporation or under applicable law or regulation.

Texas United’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws permit a director or officer to enforce his rights to indemnification or advance payment for expenses in a suit brought against Texas United if such request for indemnification or advance payment for expenses is wholly or partially refused by Texas United or if there is no determination with respect to such request within 60 days from receipt by Texas United of written notice from the director or officer for such a determination. If such director or officer is successful in establishing in a suit his entitlement to receive or recover an advancement of expenses or a right to indemnification, in whole or in part, Texas United is required to indemnify such officer or director for costs and expenses incurred in such suit. It is not a defense to the suit and does not create a presumption that the director or officer has not met the applicable standard of conduct where (i) Texas United or independent legal counsel have failed to make a determination prior to the commencement of such suit that indemnification of such director or officer is proper in the circumstances because the director or officer has met the applicable standard of conduct or (ii) Texas United or independent legal counsel have made a determination that the director or officer has not met such applicable standard of conduct. In such a suit, the burden is on Texas United to prove that such director or officer is not entitled to indemnification or advancement of expenses. It is a defense under such suit that the claimant has not met the standard of conduct set forth in the Texas Business Corporation Act.

Texas United’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws provide that the right to indemnification and advancement of expenses as they are incurred and in advance of the final disposition of a proceeding is not exclusive of other rights to which an officer or director may be entitled to under the Amended and Restated Articles of Incorporation, Amended and Restated Bylaws, resolution of shareholder or directors, agreement or otherwise, provided that all rights to indemnification and advancement or expenses are valid only to the extent that they are consistent with applicable laws and regulations as they may be limited by the Amended and Restated Articles of Incorporation.

Texas United’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws permit Texas United to purchase and maintain insurance on behalf of any officer or director against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as an officer or director, whether or not Texas United would have the power to indemnify such person against such liability. In addition, Texas United’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws permit Texas United to, for the benefit of the persons indemnified by Texas United, (i) create a trust fund, (ii) establish any form of self-insurance, (iii) secure its indemnity obligation by grant of a security interest or other lien on the assets of Texas United, or (iv) establish a letter of credit, guaranty, or surety arrangement.

The registration rights agreements by and between Texas United and each of the selling shareholders, pursuant to which shares held by such selling shareholders are included in the shares covered by this registration statement, provides for the indemnification of Texas United’s officers and directors by the selling shareholders under certain circumstances.

ITEM 16. Exhibits.

Exhibit Number		Description of Exhibit

2.1		Agreement and Plan of Reorganization by and among Texas United, State Bank and The Express Bank of Texas, dated as of October 26, 2005 (incorporated herein by reference to Exhibit 2.1 to Texas United’s Current Report on Form 8-K filed on October 31, 2005).

2.2	*	Registration Rights Agreement by and among Texas United and the shareholders of The Express Bank of Texas listed therein.

4.1		Form of certificate representing shares of Texas United’s common stock (incorporated herein by reference to Exhibit 4.1 to Texas United’s Registration Statement on Form S-4 (Registration No. 333-84644)).

5.1	*	Opinion of Bracewell & Giuliani LLP as to the validity of the common stock registered hereunder.

23.1	*	Consent of BKD LLP, independent registered public accounting firm of Texas United.

23.2	*	Consent of Grant Thornton LLP, former independent registered public accounting firm of Texas United.

23.3	*	Consent of Bracewell & Giuliani LLP (included in the opinion filed as Exhibit 5.1 hereto).

24.1	*	Powers of Attorney (included on signature page hereto).

*	Filed herewith

ITEM 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of La Grange, State of Texas on August 2, 2006.

TEXAS UNITED BANCSHARES, INC.

By:	/s/ L. Don Stricklin
Name: L. Don Stricklin Title: President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that in connection with the proposed registration under the Securities Act of 1933, as amended (the “Securities Act”), by Texas United Bancshares, Inc., a Texas corporation (the “Company”), of shares of its common stock, par value $1.00 per share, the undersigned hereby makes, constitutes and appoints L. Don Stricklin and Jeffrey A. Wilkinson, and each of them severally, the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and on the undersigned’s behalf and in the undersigned’s name, place and stead, in any and all capacities (until revoked in writing), to do any and all things and to execute any and all instruments that such attorneys-in-fact and agents may deem necessary and advisable under the Securities Act and any rules or regulations thereunder, including without limiting the generality of the foregoing, to sign a Registration Statement on Form S-3 relating to such securities and any amendments or post-effective amendments thereto, and any subsequent registration statement filed by the Company pursuant to Rule 462 of the Securities Act, and to file same (with all exhibits thereto and other documents in connection therewith) with the Securities and Exchange Commission and to sign and file all documents required to be signed and filed with respect thereto with any regulatory authority, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, and his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the Requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ L. Don Stricklin L. Don Stricklin	President, Chief Executive Officer and Director (principal executive officer)	August 2, 2006

/s/ Jeffrey A. Wilkinson Jeffrey A. Wilkinson	Executive Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	August 2, 2006

/s/ Jimmy Jack Biffle Jimmy Jack Biffle	Director	August 2, 2006

/s/ Bruce Frenzel Bruce Frenzel	Director	August 2, 2006

Signature	Title	Date

/s/ Joe Hargis Joe Hargis	Director	August 2, 2006

/s/ Michael Kulhanek Michael Kulhanek	Director	August 2, 2006

/s/ Bryan Mitchell Bryan Mitchell	Director	August 2, 2006

/s/ Hank Novak Hank Novak	Director	August 2, 2006

/s/ Riley C. Peveto Riley C. Peveto	Director	August 2, 2006

/s/ Michael Steinhauser Michael Steinhauser	Director	August 2, 2006

/s/ Ervan E. Zouzalik Ervan E. Zouzalik	Chairman of the Board and Director	August 2, 2006

EXHIBIT INDEX

Exhibit Number		Description of Exhibit

2.1		Agreement and Plan of Reorganization by and among Texas United, State Bank and The Express Bank of Texas, dated as of October 26, 2005 (incorporated herein by reference to Exhibit 2.1 to Texas United’s Current Report on Form 8-K filed on October 31, 2005).

2.2	*	Registration Rights Agreement by and among Texas United and the shareholders of The Express Bank of Texas listed therein

4.1		Form of certificate representing shares of Texas United’s common stock (incorporated herein by reference to Exhibit 4.1 to Texas United’s Registration Statement on Form S-4 (Registration No. 333-84644)).

5.1	*	Opinion of Bracewell & Giuliani LLP as to the validity of the common stock registered hereunder.

23.1	*	Consent of BKD, LLP, independent registered public accounting firm of Texas United.

23.2	*	Consent of Grant Thornton LLP, former independent registered public accounting firm of Texas United.

23.3	*	Consent of Bracewell & Giuliani LLP (included in the opinion filed as Exhibit 5.1 hereto).

24.1	*	Powers of Attorney (included on signature page hereto).

*	Filed herewith